Exhibit (h) 1.2

LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue

18th Floor

Seattle, WA 98101

Re:	Administrative Agreement

This Letter Agreement relates to the Administrative Agreement between Russell Exchange Traded Funds Trust (“RET”) and Russell Fund Services Company (“RFSC”) dated April 15, 2011 (the “Administrative Agreement”). RET advises you that it is creating nine new funds each listed in Appendix A (the “New Funds”) and that New Funds desires RFSC to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 5 of the Administrative Agreement is hereby amended to include the New Funds, each with an annual administrative fee of .0275% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance to act as Administrator to the New Funds by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ James G. Polisson
James G. Polisson
President and Chief Executive Officer

Accepted this 31st day of August.

RUSSELL FUND SERVICES COMPANY

By:	/s/ Mark Swanson
Mark E. Swanson
Director

Exhibit (h) 1.2

APPENDIX A

Russell Small Cap Consistent Growth ETF

Russell Small Cap Low P/E ETF

Russell Small Cap Contrarian ETF

Russell Small Cap Aggressive Growth ETF

Russell Developed ex-U.S. High Momentum ETF

Russell Developed ex-U.S. High Beta ETF

Russell Developed ex-U.S. Low Beta ETF

Russell Developed ex-U.S. High Volatility ETF

Russell Developed ex-U.S. Low Volatility ETF